UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. _1_)*

NCI, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

62886K104

(Cusip Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 62886K104	Page 2 of 6 Pages


1.	NAMES OF REPORTING PERSONS
	S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

	Investment Counselors of Maryland, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)[ ]
		(b)[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

5.	SOLE VOTING POWER
NUMBER OF SHARES
	79,900
BENEFICIALLY

6.	SHARED VOTING POWER
OWNED BY EACH
	35,600
REPORTING

7.	SOLE DISPOSITIVE POWER
PERSON
	115,500
WITH

8.	SHARED DISPOSITIVE POWER

	--

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	115,500

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*


11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	1.30%

12.	TYPE OF REPORTING PERSON*
	IA

CUSIP No. 62886K104	Page 3 of 6 Pages

Item 1(a)	Name of Issuer:
		NCI, Inc.

	(b) Address of Issuer's Principal Executive Offices
		11730 Plaza America Drive
		Reston, VA 20190-4764

Item 2(a)	Name of Person Filing:

	Investment Counselors of Maryland, LLC

	(b) Address of Principal Business Office or, if none,
Residence:

	803 Cathedral Street
	Baltimore, Maryland  21201-5297

	(c)	Citizenship:

	Delaware

	(d)	Title of Class of Securities:

	Common Stock

	(e)	CUSIP Number:

	62886K104

Item 3:	Capacity in Which Person is Filing:

	[x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 62886K104	Page 4 of 6 Pages


Item 4:	Ownership:

	As of December 31, 2011:

	(a)	Amount Beneficially Owned:
		115,500

	(b)	Percent of class:
		1.30%

	(c)	Number of shares to which such person has:

	(i)	Sole power to vote or to direct the vote:
		79,900

	(ii)	Shared power to vote or to direct the vote:
		35,600

	(iii)	Sole power to dispose or to direct the disposition of:
		115,500

	(iv)	Shared power to dispose or to direct the disposition
of:


Item 5:	Ownership of Five Percent of Less of Class:

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]

CUSIP No. 62886K104	Page 5 of 6 Pages


Item 6:	Ownership of More than Five Percent on Behalf of
Another Person:

	Not applicable.

Item 7:	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company:

	Not applicable.

Item 8:	Identification and Classification of Members of the
Group:

	Not applicable

Item 9:	Notice of Dissolution of Group:

	Not applicable

CUSIP No. 62886K104	Page 6 of 6 Pages


Item 10:	Certification:

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


		Investment Counselors of Maryland, LLC
		By:	/s/ Gary Merwitz

		Gary Merwitz
		Principal

Date:	1/25/12